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KPMG Peat Marwick LLP





Penn Virginia Corporation
200 S. Broad Street
Philadelphia, PA  19102

Ladies and Gentlemen:

Re:  1995 Directors' Stock Option Plan


With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 10, 1995 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                          Very truly yours,



                          KPMG Peat Marwick LLP





Philadelphia, PA
May 25, 1995